Exhibit 99.1

CONTACT: Barry H. Bass Chief Financial Officer (301) 986-9200 bbass@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
FOURTH QUARTER AND FULL-YEAR 2010 RESULTS
BETHESDA, MD (February 24, 2011) — First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region reported results for the three and twelve months ended December 31, 2010.
Highlights:
•	Core Funds From Operations (which exclude acquisition costs and an impairment charge) of $12.9 million, or $0.29 per diluted share.

•	Completed six consolidated acquisitions for total consideration of $212.7 million.

•	Completed two additional acquisitions through unconsolidated 50/50 joint ventures for total consideration of $73.0 million.

•	Raised net proceeds of $170.4 million through the issuance of 11.5 million common shares.

•	Raised, in January 2011, net proceeds of $111.3 million through the issuance of 4.6 million 7.75% Series A Preferred Shares.

•	Same-property net operating income increased by 2.4% on a cash basis and was essentially flat on an accrual basis.

•	Executed 422,000 square feet of leases.

•	Rental rates per square foot increased 6.5% for new leases on an accrual basis.

•	Sold a property in the Maryland region for net proceeds of $10.8 million.
Full-Year 2010 Highlights:
•	Core Funds From Operations (which exclude acquisition costs, gains on debt retirement, contingent consideration and impairment charges) of $45.9 million, or $1.21 per diluted share.

•	Raised net proceeds of $264.8 million through the issuance of 18.3 million common shares.

•	Same-property net operating income increased by 1.3% on a cash basis and was essentially flat on an accrual basis.

•	Executed 2.3 million square feet of leases, generating over 163,000 square feet of positive net absorption.

•	Rental rates per square foot increased 9.1% for new leases on an accrual basis.

•	Sold two properties in the Maryland region for net proceeds of $11.4 million.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated “During 2010, we accelerated our progress on executing our strategic plan. In the fourth quarter, we completed eight acquisitions, including two through unconsolidated joint ventures, adding both stabilized and value add properties while maintaining a balanced risk profile. We continued to take advantage of our extensive network of relationships and in-depth market knowledge to source attractive off-market opportunities to further upgrade and evolve our portfolio. Since the beginning of the year, the Company’s enterprise value increased by more than 60 percent, as we added more than a million square feet to our portfolio, primarily in office assets, and we meaningfully entered and increased our presence in the downtown Washington, D.C. area. We are focused on leasing up our value-add buildings and extracting further value from our stabilized assets as market conditions drive rental growth over time. Our belief is that there are further opportunities to increase shareholder value in the years ahead by continuing to augment our portfolio through attractive acquisitions, redevelopments and developments.”
A reconciliation between Core FFO and FFO for the three and twelve months ended December 31, 2010 and 2009 is presented below (in thousands, except per share amounts):

	Three months ended December 31,				Twelve months ended December 31,
	2010		2009		2010		2009
		Per		Per		Per		Per
		diluted		diluted		diluted		diluted
	Amount	share	Amount	share	Amount	share	Amount	share
Core FFO	$12,945	$0.29	$10,968	$0.36	$45,873	$1.21	$41,847	$1.45

Acquisition costs	(5,145)	(0.12)	(997)	(0.03)	(7,169)	(0.19)	(1,076)	(0.04)
(Losses) gains on early retirement of debt	—	—	(180)	(0.01)	164	0.01	6,167	0.22
Contingent consideration related to property acquisition	—	—	—	—	(710)	(0.02)	—	—
Impairment of real estate assets	(2,386)	(0.05)	(2,541)	(0.08)	(6,398)	(0.17)	(2,541)	(0.09)

FFO	$5,414	$0.12	$7,250	$0.24	$31,760	$0.84	$44,397	$1.54

Net (loss) income attributable to common shareholders	$(6,436)	$(0.15)	$(3,280)	$(0.12)	$(11,443)	$(0.33)	$3,932	$0.12

Weighted average common shares outstanding — diluted	43,453		29,504		36,984		28,045

Weighted average common shares and units outstanding — diluted	44,577		30,388		37,950		28,804
Core FFO increased for the three months ended December 31, 2010 due to an increase in net operating income. FFO decreased for the quarter ended December 31, 2010 compared with the fourth quarter of 2009 due to a $4.1 million increase in acquisition costs, which also caused an increase in the Company’s net loss attributable to common shareholders during the same period. The Company acquired eight properties, including two through unconsolidated joint ventures, during the three months ended December 31, 2010 compared with the acquisition of two properties during the three months ended December 31, 2009. For the twelve months ended December 31, 2010, Core FFO increased compared with 2009 due to an increase in net operating income. FFO and net (loss) income attributable to common shareholders declined in 2010 due to a decrease in gains from the early retirement of debt and an increase in acquisition costs. During 2010, the Company retired $20.1 million of its Exchangeable Seniors Notes for a gain of $0.2 million compared with the retirement of $34.5 million of its Exchangeable Senior Notes for a gain of $6.3 million in 2009. Acquisition costs increased $6.1 million during 2010 compared with 2009 as the Company acquired ten properties, including two through unconsolidated joint ventures, for total consideration of $359.2 million in 2010 compared with the acquisition of two properties for total consideration of $39.5 million in 2009.

The Company’s consolidated portfolio was 84.4% leased and 82.3% occupied at December 31, 2010 compared with 87.4% leased and 85.7% occupied at September 30, 2010. Excluding the Company’s fourth quarter acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 87.2% leased and 85.2% occupied at December 31, 2010. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Fourth Quarter 2010 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.
Property Operations
During the fourth quarter, the Company executed 422,000 square feet of leases, which consisted of 138,000 square feet of new leases and 284,000 square feet of renewal leases. Significant new leases included 31,000 square feet at Enterprise Parkway, which is located in the Company’s Southern Virginia region and 21,000 square feet at 7458 Candlewood Road and 12,000 square feet at Redland Corporate Center II, which are both located in the Company’s Maryland region. Rent from the majority of these new leases is expected to commence by the end of the second quarter of 2011. The 284,000 square feet of renewal leases in the quarter reflects a 67% retention rate. Renewal leases during the quarter included 158,000 square feet at River’s Bend Center, 34,000 square feet at Glenn Dale Business Center and 24,000 square feet at Crossways Commerce Center.
Same-property net operating income (“Same-Property NOI”) increased 2.4% on a cash basis and decreased 0.1% on an accrual basis for the three months ended December 31, 2010 compared with 2009 as an increase in vacancy was offset by a decline in real estate taxes and snow and ice removal costs. On an accrual basis, Same-Property NOI increased 3.8% for the Company’s Northern Virginia region and decreased 1.0% and 2.6 % for the Maryland and Southern Virginia regions, respectively, for the three months ended December 31, 2010 compared with 2009. For the year ended December 31, 2010, the Company’s Same-Property NOI increased 1.3% on a cash basis and decreased by 0.1% on an accrual basis compared with 2009 as increases in vacancy and snow and ice removal costs were offset by decreases in real estate taxes and utility expenses.
Acquisitions and Other Investments
The Company acquired the following properties during the fourth quarter of 2010 (dollars in thousands):
Consolidated:

				Percent	Leased at
		Acquisition		Leased at	February 18,	Square	Purchase
Property Name	Location	Date	Property Type	Acquisition	2011	Feet	Price

Battlefield Corporate Center	Chesapeake, VA	10/28/2010	Office Park	100.0%	100.0%	96,720	$8,310
Redland Corporate Center II & III	Rockville, MD	11/10/2010	Office	43.7%	43.7%	347,462	86,358
Atlantic Corporate Park	Sterling, VA	11/19/2010	Office	0.0%	15.0%	220,610	22,550
1211 Connecticut Ave, NW	Washington, DC	12/09/2010	Office	100.0%	100.0%	125,119	49,500
440 First Street, NW(1)	Washington, DC	12/28/2010	Office	0.0%	0.0%	105,000	23,311	(2)
7458 Candlewood Road	Hanover, MD	12/29/2010	Industrial	92.0%	99.1%	295,673	22,641

						1,190,584	$212,670

Unconsolidated:

				Percent	Leased at
		Acquisition		Leased at	February 18,	Square	Purchase		Ownership
Property Name	Location	Date	Property Type	Acquisition	2011	Feet	Price		Interest
1750 H Street, NW	Washington, DC	10/28/2010	Office	100.0%	100.0%	160,664	$65,000		50%
Aviation Business Park	Glen Burnie, MD	12/29/2010	Office Park	12.5%	12.5%	120,927	8,000		50%

						281,591	$73,000

(1)	The Company intends to redevelop the property.

(2)	Acquired subject to a ground lease. The purchase price includes $8.0 million paid by the Company in January 2011 to acquire land and to terminate the ground lease.

During the fourth quarter of 2010, the Company incurred $5.1 million of acquisition and closing costs.
Consolidated Acquisitions
On October 28, 2010, the Company acquired Battlefield Corporate Center, a 97,000 square foot business park located in Chesapeake, Virginia, for a contractual price of $8.0 million. The property is 100% leased to one tenant. The acquisition was funded with a new $4.3 million mortgage loan, the issuance of 230,876 Operating Partnership units and available cash.
On November 10, 2010, the Company acquired Redland Corporate Center II and III, in Rockville, Maryland for an effective price of $86.4 million through a joint venture with Perseus Realty, LLC (“Perseus”). The property consists of two newly constructed Class-A, multi-story office buildings totaling 347,000 square feet. The 139,000 square foot Building III is 100% leased to one tenant and the 208,000 square foot Building II was 99% vacant at acquisition. As part of the joint venture agreement, the Company receives a preferred return as the result of its retirement, upon acquisition, of the existing $71.3 million mortgage loan that encumbered the property. The Company’s interest in the joint venture consists of a $74.5 million preferred equity interest with a preferred return of initially 8.5%, which will be reduced to 6.5% if and as occupancy increases, with the balance representing a common equity interest in the joint venture. As a result, the Company has a 97% economic interest in the joint venture and Perseus has the remaining 3% interest. The Company funded its portion of the acquisition with the proceeds from the issuance of a $50.0 million senior secured term loan, a draw on its unsecured revolving credit facility and available cash.
On November 19, 2010, the Company acquired Atlantic Corporate Park in Sterling, Virginia for $22.6 million. The property consists of two vacant four-story, Class-A office buildings totaling 220,000 square feet and located near Dulles International Airport. The acquisition was funded with proceeds from the Company’s fourth quarter common stock offering and available cash.
On December 9, 2010, the Company acquired 1211 Connecticut Avenue, NW, an eight-story, 138,000 square foot office building located in Washington, D.C., for $49.5 million. The property is 100% leased to 25 tenants. The acquisition was funded by a draw on the Company’s unsecured revolving credit facility and available cash.
On December 28, 2010, the Company acquired 440 First Street, NW, a vacant eight-story, 105,000 square foot office building in Washington, D.C., for $15.3 million. On January 11, 2011, the Company purchased the fee interest in the property’s ground lease for $8.0 million. The acquisition was funded by a draw on the Company’s unsecured revolving credit facility and available cash. The Company intends to completely redevelop the property and is contemplating adding an additional 13,000 square feet.
On December 29, 2010, the Company acquired 7458 Candlewood Road, a 296,000 square foot industrial building in Hanover, Maryland for $22.6 million. The property was 92% leased to three tenants at acquisition. In January 2011, the Company signed a lease for the remaining space in the building. The acquisition was funded, in part, through the assumption of a $14.7 million mortgage loan and draw on the Company’s unsecured revolving credit facility. On January 6, 2011, the Company was notified that the largest tenant at the property, which currently leases approximately 217,400 square feet (or approximately 74% of the gross leasable area of the building) under a lease that represents approximately $1.5 million of annualized base rent in 2011, filed for Chapter 11 bankruptcy protection. As a result, the Company recorded an impairment charge of $2.4 million associated with the non-recoverable value of the intangible assets associated with the lease. The Company has been working with this tenant to reduce the amount of space it occupies and has identified potential tenants to backfill a portion of the tenant’s space.

Unconsolidated Acquisitions
On October 28, 2010, the Company acquired 1750 H Street, NW, in Washington, D.C. for $65.0 million in a 50/50 joint venture with AEW Capital Management, L.P. The property is a ten-story, 111,000 square foot Class A office building in Washington, D.C., located approximately three blocks from the White House. The property is 100% leased to six tenants, including 47,000 square feet that was leased back to the seller at closing. The acquisition was funded, in part, through the assumption of a $31.4 million mortgage loan. The balance of the purchase price was funded 50% by the Company using a draw on its unsecured revolving credit facility and available cash and 50% by AEW Capital Management, L.P.
During the third quarter of 2010, the Company used available cash to acquire a $10.6 million first mortgage loan collateralized by Aviation Business Park for $8.0 million. On December 29, 2010, the Company took title to the property through a deed-in-lieu of foreclosure in return for additional consideration to the owner if certain future leasing hurdles are met. Upon acquisition, the Company entered into a 50/50 joint venture with AEW Capital Management, L.P. Aviation Business Park is a three-building, single-story, office park totaling 121,000 square feet in Glen Burnie, Maryland, adjacent to Baltimore-Washington International Airport. The property is 12.5% leased to one tenant.
950 F Street Loan
On December 21, 2010, the Company provided a $25.0 million subordinated loan to the owners of 950 F Street, NW, a ten-story, 287,000 square-foot, Class-A office/retail building located in Washington, D.C. The building is currently 94% leased to nine tenants and subject to a $149.7 million mortgage loan. The Company’s loan is secured by a portion of the owners’ interest in the property. The loan has a fixed interest rate of 12.5%, matures on April 1, 2017 and is prepayable in full on or after December 21, 2013. The transaction was funded by a draw on the Company’s unsecured revolving credit facility.
2011 Activity
Acquisition
On February 22, 2011, the Company acquired a two property portfolio consisting of Cedar Hill I & III and The Merrill Lynch Building for $33.8 million. Cedar Hill I & III consists of two three-story office buildings in Tyson’s Corner, Virginia totaling 103,000 square feet and is 100% leased to two tenants. The Merrill Lynch Building is a 12-story, 138,000 square foot office building in Columbia, Maryland and is 70% leased to over 25 tenants. The acquisition was funded, in part, through the assumption of two mortgage loans totaling $30.0 million and available cash.
Dispositions
On February 18, 2011, the Company sold its Old Courthouse Square property for net proceeds of $10.8 million. The property is a 201,000 square foot retail asset in Martinsburg, West Virginia, which the Company acquired as part of a portfolio acquisition in 2004, and was the Company’s only retail asset.
In January 2011, the Company entered into a contract to sell Aquia Commerce Center I and II. The Company anticipates the disposition will be completed in early 2011; however, the sale is subject to customary due diligence and closing conditions.
Development Joint Venture
On January 25, 2011, the Company formed a joint venture with an affiliate of The Akridge Company (“Akridge”) to acquire, for $39.6 million, a property located at 1200 17th Street, NW, in Washington, DC, and to redevelop the property. The property currently consists of a land parcel that contains an existing 85,000 square foot office building. The joint venture intends to demolish the existing office building and develop a new Class A office building expected to have approximately 170,000 square feet of gross leasable area.

When the joint venture is fully capitalized, the Company will own 95% of the joint venture (subject to adjustment depending on each party’s capital contributions and subject to a promoted interest granted to Akridge after specified returns are achieved by the Company). The Company’s total capital commitment to the joint venture (including acquisition and development costs) is anticipated to be approximately $109 million, less amounts funded through acquisition and construction financing. The acquisition of the property is not expected to occur until October 2011 and is subject to various contingencies. Construction is currently expected to commence in 2012 and is expected to be completed in late 2014.
Financing Activities
On November 10, 2010, the Company entered into a three-month $50.0 million senior secured term loan with KeyBank, N.A. In February 2011, the Company extended the maturity date of the term loan to May 10, 2011. The loan has an interest rate of LIBOR plus 350 basis points. The proceeds from the loan were used to partially fund the acquisition of Redland Corporate Center II and III.
On November 16, 2010, the Company issued 11.5 million common shares at a price of $15.50 per share, which generated net proceeds of $170.4 million, net of issuance costs. The Company used the majority of the proceeds to pay down a portion of the outstanding balance on its unsecured revolving credit facility, to fund the acquisition of Atlantic Corporate Park and for other general corporate purposes.
Balance Sheet
The Company had $725.0 million of debt outstanding at December 31, 2010. Of the total debt outstanding, $424.0 million was fixed-rate debt with a weighted average effective interest rate of 5.9% and a weighted average maturity of 3.8 years. At December 31, 2010, the Company’s variable interest rate debt consisted of borrowings of $191.0 million on its unsecured revolving credit facility and $110.0 million on three secured term loans. On January 14, 2011, the Company paid a $10.0 million principal payment on one of the secured term loans with available cash. The Company’s variable-rate debt had a weighted average effective interest rate of 3.2% and a weighted average maturity of 2.2 years. In July 2010, the Company entered into an interest rate swap agreement that, beginning on January 18, 2011, fixed LIBOR at 1.474% on $50.0 million of the Company’s variable rate debt. The swap agreement will mature on January 15, 2014. The Company’s interest coverage ratio, which excludes acquisition costs, was 2.5 times for the quarter ended December 31, 2010.
During the fourth quarter of 2010 and through the date of this release, the Company repaid a $5.3 million mortgage loan encumbering Park Central II, a $16.7 million mortgage loan encumbering Enterprise Center and a $12.0 million mortgage loan encumbering Indian Creek Court with available cash.
In January 2011, the Company issued 4.6 million Series A Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”) at a price of $25.00 per share, which generated net proceeds of $111.3 million, net of issuance costs. Dividends on the Series A Preferred Shares are cumulative from the date of original issuance and payable on a quarterly basis beginning February 15, 2011, at a rate of 7.75%. The Company used the proceeds from the issuance of the Series A Preferred Shares to pay down $105.0 million of the outstanding balance on its unsecured revolving credit facility and for other general corporate purposes.
Dividends
On January 25, 2011, the Company declared a dividend of $0.20 per common share, equating to an annualized dividend of $0.80 per share. The dividend was paid on February 11, 2011 to common shareholders of record as of February 4, 2011. The Company also declared a dividend of $0.1453125 per share on its Series A Preferred Shares for the period from the issuance of the preferred shares, January 18, 2011, to February 15, 2011. The dividend was paid on February 15, 2011 to preferred shareholders of record as of February 4, 2011.

Core FFO Guidance
The Company issued full-year 2011 Core FFO guidance of $1.02 to $1.10 per diluted share. Following is a summary of the assumptions that the Company used in arriving at its guidance (unaudited, amounts in thousands except per share amounts):

	Expected Ranges(1)

Portfolio NOI	$107,000	-	$110,000
Other Income	3,100	-	3,250
FFO from unconsolidated joint ventures	1,500	-	1,750

Interest Expense	42,500	-	43,000
G&A	14,750	-	15,500

Weighted Average Shares	51,500	-	52,500
Average Occupancy (2)	85%	-	86%
Same Property NOI growth (accrual)	(1.0)%	-	1.0%

(1)
Includes the operating results from the Company’s recent acquisition of Cedar Hill I & III and The Merrill Lynch Building and assumes the Company will complete approximately $150 million of acquisitions in 2011. The Company’s guidance also excludes any potential gains, losses or asset impairments associated with property dispositions.

(2)	Excludes Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition.

Guidance Range for 2011	Low Range	High Range
Net income attributable to common shareholders per diluted share	$0.04	$0.12
Real estate depreciation, income (loss) attributable to noncontrolling interests and items excluded from Core FFO per diluted share(1)	0.98	0.98

Core FFO per diluted share	$1.02	$1.10

(1)	Items excluded from Core FFO include acquisition costs, gains on early retirement of debt, contingent consideration and impairment charges incurred through December 31, 2011.
Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Friday, February 25, 2011 at 9:00 a.m. ET, to discuss fourth quarter and year-end results. The number to call for this interactive teleconference is (877) 407-0789 or (201) 689-8562 for international participants. A replay of the conference call will be available from 12:00 Noon ET on Friday February 25, 2011 until midnight ET on March 11, 2011, by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering confirmation number, 365439 when prompted for the pass code.
A live broadcast of the conference call will be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, February 25, 2011, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.
About First Potomac Realty Trust
First Potomac Realty Trust is a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region. The Company’s consolidated portfolio totals approximately 13 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for over 20% of the Company’s revenue.

Non-GAAP Financial Measures
Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
Core FFO — The computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges, acquisition costs and impairments to real estate assets. The Company provides a reconciliation of FFO to Core FFO.
NOI — The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI — Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Rental	$29,977	$27,607	$113,041	$107,383
Tenant reimbursements and other	6,710	6,833	26,975	24,765

Total revenues	36,687	34,440	140,016	132,148

Operating expenses:
Property operating	8,892	8,627	34,053	32,567
Real estate taxes and insurance	3,470	3,287	13,140	12,849
General and administrative	3,665	3,810	14,523	13,219
Acquisition costs	5,145	997	7,169	1,076
Depreciation and amortization	11,623	10,607	42,979	40,642
Impairment of real estate assets	2,386	2,541	5,834	2,541
Contingent consideration related to acquisition of property	—	—	710	—

Total operating expenses	35,181	29,869	118,408	102,894

Operating income	1,506	4,571	21,608	29,254

Other expenses (income):
Interest expense	8,398	8,043	33,758	32,412
Interest and other income	(348)	(122)	(637)	(522)
Equity in (earnings) losses of affiliates	(10)	3	124	95
Losses (gains) on early retirement of debt	—	180	(164)	(6,167)

Total other expenses (income)	8,040	8,104	33,081	25,818

(Loss) income from continuing operations before income taxes	(6,534)	(3,533)	(11,473)	3,436

Provision for income taxes	(31)	—	(31)	—

(Loss) income from continuing operations	(6,565)	(3,533)	(11,504)	3,436

Discontinued operations:
Income (loss) from operations of disposed properties	—	175	(728)	620
Gain on sale of real estate properties	—	—	557	—

Income (loss) from discontinued operations	—	175	(171)	620

Net (loss) income	(6,565)	(3,358)	(11,675)	4,056

Less: Net loss (income) attributable to noncontrolling interests	129	78	232	(124)

Net (loss) income attributable to common shareholders	$(6,436)	$(3,280)	$(11,443)	$3,932

Depreciation and amortization:
Real estate assets	11,623	10,607	42,979	40,642
Discontinued operations	—	83	231	230
Unconsolidated joint ventures	367	68	793	270
Consolidated joint ventures	(13)	(150)	(13)	(801)
Gain on sale of real estate properties	—	—	(557)	—
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(127)	(78)	(230)	124

Funds from operations (FFO)	$5,414	$7,250	$31,760	$44,397

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Funds from operations (FFO)	$5,414	$7,250	$31,760	$44,397

Acquisition costs	5,145	997	7,169	1,076
Losses (gains) on early retirement of debt	—	180	(164)	(6,167)
Contingent consideration related to acquisition of property	—	—	710	—
Impairment of real estate assets	2,386	2,541	6,398	2,541

Core FFO	$12,945	$10,968	$45,873	$41,847

Net (loss) income attributable to common shareholders per share — basic and diluted:
(Loss) income from continuing operations	$(0.15)	$(0.12)	$(0.32)	$0.10
(Loss) income from discontinued operations	—	—	(0.01)	0.02

Net (loss) income	$(0.15)	$(0.12)	$(0.33)	$0.12

Weighted average common shares outstanding — basic	43,453	29,504	36,984	27,956
Weighted average common shares outstanding — diluted	43,453	29,504	36,984	28,045

FFO per share — basic	$0.12	$0.24	$0.84	$1.55
FFO per share — diluted	$0.12	$0.24	$0.84	$1.54
Core FFO per share — diluted	$0.29	$0.36	$1.21	$1.45

Weighted average common shares and units outstanding — basic	44,344	30,236	37,756	28,715
Weighted average common shares and units outstanding — diluted	44,577	30,388	37,950	28,804

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets:
Rental property, net	$1,217,897	$987,475
Cash and cash equivalents	33,280	9,320
Escrows and reserves	8,070	9,978
Accounts and other receivables, net of allowance for doubtful accounts of $3,246 and $2,346, respectively	7,238	7,049
Accrued straight-line rents, net of allowance for doubtful accounts of $849 and $1,185, respectively	12,771	10,967
Note receivable, net	24,750	—
Investment in affiliates	23,721	1,819
Deferred costs, net	21,047	17,837
Prepaid expenses and other assets	13,357	6,625
Intangible assets, net	34,551	20,103

Total assets	$1,396,682	$1,071,173

Liabilities:
Mortgage loans	$319,096	$301,463
Exchangeable senior notes, net	29,936	48,718
Senior notes	75,000	75,000
Secured term loans	110,000	60,000
Unsecured revolving credit facility	191,000	159,900
Financing obligation	—	5,066
Accounts payable and other liabilities	16,827	13,100
Accrued interest	2,170	2,072
Rents received in advance	7,049	7,267
Tenant security deposits	5,390	5,235
Deferred market rent, net	6,032	6,008

Total liabilities	762,500	683,829

Noncontrolling interests in the Operating Partnership	16,122	9,585

Shareholders’ equity:
Common shares, $0.001 par value, 150,000 shares authorized; 49,922 and 30,589 shares issued and outstanding, respectively	50	31
Additional paid-in capital	794,051	517,940
Noncontrolling interests	3,077	—
Accumulated other comprehensive loss	(545)	(1,879)
Dividends in excess of accumulated earnings	(178,573)	(138,333)

Total shareholders’ equity	618,060	377,759

Total liabilities, noncontrolling interests and shareholders’ equity	$1,396,682	$1,071,173

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
Same-Property NOI(1)	December 31,		December 31,
	2010	2009	2010	2009

Total base rent	$25,974	$26,459	$104,274	$104,774
Tenant reimbursements and other	5,700	6,074	23,459	23,278
Property operating expenses	(7,408)	(7,990)	(30,656)	(30,260)
Real estate taxes and insurance	(2,912)	(3,159)	(11,906)	(12,574)

Same-Property NOI — accrual basis	21,354	21,384	85,171	85,218

Straight-line revenue, net	411	18	669	(370)
Deferred market rental revenue, net	(292)	(429)	(1,335)	(1,398)

Same-Property NOI — cash basis	$21,473	$20,973	$84,505	$83,450

Change in same-property NOI — accrual basis	(0.1)%		(0.1)%
Change in same-property NOI — cash basis	2.4%		1.3%

Changes in Same-Property NOI — accrual basis
Rental revenue decrease	$(485)		$(500)
Tenant reimbursements and other (decrease) increase	(374)		181
Expense decrease	829		272

	$(30)		$(47)

Same-property percentage of total consolidated portfolio (sf)	87.6%		87.6%

Reconciliation of Consolidated NOI to	Three Months Ended		Twelve Months Ended
Same-Property NOI	December 31,		December 31,
	2010	2009	2010	2009

Total revenues	$36,687	$34,440	$140,016	$132,148
Property operating expenses	(8,892)	(8,627)	(34,053)	(32,567)
Real estate taxes and insurance	(3,470)	(3,287)	(13,140)	(12,849)

NOI	24,325	22,526	92,823	86,732

Less: Non-same property NOI(2)	(2,971)	(1,142)	(7,652)	(1,514)

Same-Property NOI — accrual basis	21,354	21,384	85,171	85,218

Straight-line revenue, net	411	18	669	(370)
Deferred market rental revenue, net	(292)	(429)	(1,335)	(1,398)

Same-Property NOI — cash basis	$21,473	$20,973	$84,505	$83,450

	Three Months		Twelve Months
	Ended		Ended
	December 31,	Percentage of	December 31,	Percentage of
Change in Same-Property NOI by Region(3)	2010	Base Rent	2010	Base Rent

Maryland	(1.0)%	32%	(1.4)%	32%
Northern Virginia	3.8%	32%	1.6%	32%
Southern Virginia	(2.6)%	36%	(0.4)%	36%

Change in Same-Property NOI by Property Type(3)(4)
Business Park	(0.1)%	50%	(1.7)%	50%
Industrial	(2.6)%	27%	2.4%	27%
Office /Office Park	5.0%	23%	0.2%	23%

(1)
Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: RiversPark I and II, Cloverleaf Business Center, Ashburn Center, Three Flint Hill, 500 First Street, NW, Battlefield Corporate Center, Redland Corporate Center, Atlantic Corporate Center, 1211 Connecticut Ave, NW, 440 First Street, NW, 7458 Candlewood Road, 1750 H Street, NW and Aviation Business Park.

(2)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(3)	Accrual basis.

(4)	Does not include one retail property.